Exhibit 99.1

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

Contact:
Kristen M. Stewart, CFA, Strategy & Investor Relations - 201-847-5378
Troy Kirkpatrick, Corporate Communications - 858-617-2361

BD ANNOUNCES FIRST FISCAL QUARTER RESULTS; RAISES FISCAL 2021 GUIDANCE

•First fiscal quarter revenues of $5.315 billion grew 25.8% on a reported basis. On a currency-neutral basis, revenues increased 24.3%.
•BD’s COVID-19 testing sales of $867 million contributed 20.5 percentage points to revenue growth on a reported basis. This includes BD Veritor™ Plus System revenues of $688 million.
•First fiscal quarter GAAP diluted earnings per share (EPS) increased 285% year-over-year to $3.35.
•Adjusted EPS increased 71.7% year-over-year to $4.55.
•BD is updating its fiscal 2021 guidance, including raising its fiscal 2021 adjusted EPS guidance to $12.75-$12.85.

Franklin Lakes, NJ (February 4, 2021) - BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported quarterly revenues of $5.315 billion for the first fiscal quarter ended December 31, 2020. This represents an increase of 25.8% over the prior-year period on a reported basis and was primarily driven by the contribution of BD's COVID-19 diagnostic revenues, which totaled $867 million, contributing 20.5 percentage points to the company's total reported revenue growth in the quarter. On a currency-neutral basis, revenues increased 24.3%.

“BD’s strong revenue and EPS growth reflect solid execution across the company and positive momentum to start fiscal 2021,” said Tom Polen, CEO and president of BD. “While the market continues to be dynamic with the COVID-19 pandemic, BD has emerged as an essential partner to help the world respond to the COVID-19 pandemic from diagnostics to devices used in treatment to injection devices for vaccines and real-time surveillance and reporting. I’m proud of the worldwide BD team for their COVID-19 response efforts and support of healthcare providers around the world. We are focused on driving our BD 2025 Grow-Simplify-Empower strategic initiatives which include bringing new and exciting innovations to the health care markets, expanding access globally and creating value for our shareholders. To that end, we continue to make solid progress.”

First Fiscal Quarter 2021 Operating Results
As reported, diluted EPS for the first fiscal quarter were $3.35, compared with $0.87 in the prior-year period, which represents an increase of 285.1%. Adjusted diluted EPS were $4.55, compared with $2.65 in the prior-year period, which represents an increase of 71.7%, or 73.6% on a currency-neutral basis.

Segment Results
In the BD Medical segment, worldwide revenues for the first fiscal quarter of $2.261 billion increased 8.2% versus the prior-year period on a reported basis and 6.9% on a currency-neutral basis driven by growth from all four business units. Growth in our

Medication Delivery Solutions and Medication Management Solutions business units reflect solid execution as well as higher patient acuity and increased demand for products and solutions used in the treatment and prevention of COVID-19. In addition, continued demand for our pre-fillable syringe portfolio drove continued strength in the Pharmaceutical Systems unit. Revenue growth in Diabetes Care reflects the benefit of the timing of orders in the U.S. as well as an easier comparison to the prior year.

In the BD Life Sciences segment, worldwide revenues for the quarter of $1.979 billion increased 76.2% over the prior-year period as reported, or 74.1% on a currency-neutral basis. COVID-19 diagnostic revenues were $867 million, which includes BD Veritor™ Plus System revenues of $688 million, with the remaining revenues related to the BD Max™ COVID-19 tests and specimen collection and transport. There was continued improvement in routine diagnostic testing and specimen collection as procedure volumes recovered but remained below pre-COVID levels. As expected, revenues in the Biosciences unit declined, as the continued recovery in research and clinical lab activity and the benefit from COVID-19 vaccine research was more than offset by a difficult comparison from the prior year benefit of licensing revenues.

In the BD Interventional segment, worldwide revenues for the quarter of $1.075 billion increased 6.2% over the prior-year period as reported and 5.0% on a currency-neutral basis. The segment's performance reflects greater resiliency in both elective and routine outpatient procedure volumes in the U.S. in the Surgery and Peripheral Intervention business units. Volumes also benefited from practitioners working through their patient backlog during the quarter. Within the Surgery unit, strong growth in infection prevention was offset by ongoing headwinds related to lower procedures due to the pandemic. In the Peripheral Intervention unit, solid performance was driven by our suite of peripheral artery disease products. The Urology & Critical Care unit delivered solid performance in acute urology and targeted temperature monitoring.

Geographic Results
First fiscal quarter U.S. revenues of $3.130 billion increased 28.8% over the prior-year period. Performance in the U.S. was primarily driven by strong sales related to COVID-19 diagnostics.

Revenues outside of the U.S. of $2.186 billion increased 21.8% from the prior-year period on a reported basis and 18.2% on a currency-neutral basis, primarily driven by strong performance in Europe in the BD Medical and BD Life Sciences segments.

Recent Business Highlights
The company expanded its solutions to address the COVID-19 pandemic while continuing to invest in its innovation-driven growth strategy. During the first fiscal quarter and in recent weeks:
•BD announced CE mark for BD Multitest™ 6-Color TBNK Reagent with BD Trucount™ Tubes that in conjunction with clinical findings and the results of other laboratory testing may help clinicians determine the risks of intubation with mechanical ventilation and also of mortality in COVID-19 patients, aiding in patient management decisions. (February 3)
•The company announced a first-of-its-kind, randomized clinical trial published in The Lancet Infectious Diseases that outlines potential new standard-setting best practices for peripheral IV catheters. (February 2)
•BD announced the publication of a peer-reviewed study that shows BD's antigen test may be more selective than PCR (polymerase chain reaction) molecular tests at detecting people who are contagious and able to spread COVID-19 disease. The new clinical data was published Jan. 22, 2021 in Clinical Infectious Diseases, an official journal of the Infectious Diseases Society of America. (January 25)
•The company launched its BD® AbSeq Immune Discovery Panel which enables researchers to uncover up to 30 immune markers in a single experiment. The BD® AbSeq IDP now offers researchers convenience, reliability and flexibility as both a multiomics-enabled and cost-efficient tool to aid in immune research and discovery. (January 13)
•BD announced the first-ever peer-reviewed study evaluating the outcomes using midline catheters for blood collection published in the Journal of the Association for Vascular Access. The study evaluated the BD PowerGlide Pro™ Midline Catheter and showed that this option may reduce the need for direct venipuncture in patients who have midline catheters and fewer needlesticks can reduce complications and lead to greater patient safety and satisfaction. (January 11)
•BD announced publication of the clinical trial results published in Clinical and Translation Science with the BD Libertas™ Wearable Injector. BD Libertas™ is a subcutaneous ready-to-use injector designed for drugs that have higher viscosities, such as biologics, that is currently in final phases of development. (December 9)
•BD announced plans to invest approximately $1.2 billion over a 4-year period to expand and upgrade manufacturing capacity and technology for pre-fillable syringes and advanced drug delivery systems. (December 2)
•BD announced streamlined reporting capabilities for COVID-19 data via reports generated by BD Synapsys™ to simplify mandatory public health reporting. (November 23)
•BD acquired the Medical Business assets of CUBEX LLC, bringing together BD's industry-leading BD Pyxis™ Automated Dispensing Cabinets with the Medical Business of CUBEX's MedBank cloud-based software and analytics platform to help enable patient-centered care beyond the acute care setting. (November 12)

Corporate Responsibility
As a purpose-driven company working to create positive societal impact, BD has a long-standing commitment to Advancing the World of Health by expanding access to quality health care and supporting healthy and resilient communities throughout the world. We view sustainability as a portfolio of complementary initiatives and actions that help us achieve our long-term goals.

Recent and first fiscal quarter highlights:
•BD announced it surpassed 1 billion injection devices orders for support of global COVID-19 vaccination campaigns, including commitments from countries such as the United States, Australia, Canada, Germany, Netherlands, Saudi Arabia, Spain, and the United Kingdom, among several others, as well as non-governmental organizations supporting vaccine deployment for developing countries.
•BD continued to expand COVID-19 diagnostic testing manufacturing capacity for the BD Veritor™ Plus System and BD Max™ molecular platforms.
•For the fourth consecutive year, BD has earned a spot on The Human Rights Campaign (HRC) Foundation’s Best Places to Work for LGBTQ Equality list.
•For the second year in a row, Bloomberg has named BD to its Gender-Equality Index (GEI) recognizing BD’s commitment to supporting gender equality through policy development, representation and transparency.
•BD announced the first phase of its 2030+ sustainability goals—including climate change targets. The company is committed to reducing Scope 1 and Scope 2 greenhouse gas emissions 46% by 2030 (from a 2019 baseline) and to be carbon-neutral across direct operations by 2040.
•BD published its inaugural cybersecurity annual report and launched the BD Cybersecurity Trust Center, a website where customers can access product security documentation, including bulletins, patches and certifications.
•BD provided unconditional scientific support to The Turkish Patient and Healthcare Worker Safety platform via live webinars to 12,000 health care professionals across Turkey on Antimicrobial Resistance and needlestick injury prevention.
•BD donated 2.5 million insulin syringes to Direct Relief for the Life for a Child Program in support of children with Type 1 diabetes in 25 countries, including Bolivia, Ethiopia, Ghana, Madagascar, Rwanda, Tanzania and Uganda.

Fiscal 2021 Outlook for Full Year
The COVID-19 pandemic continues to impact the global economy and health care utilization trends. The company's fiscal 2021 outlook includes several assumptions, including no significant change in utilization or procedure volumes associated with COVID-19 resurgences. Management will discuss its outlook and several assumptions on its first fiscal quarter earnings call.

The company now expects fiscal year 2021 revenues to grow 12% to 14% on an as reported basis and 10% to 12% on a currency-neutral basis. This compares to the company’s prior guidance of high single to low double-digit revenue growth on a reported basis. Foreign currency is expected to contribute approximately 200 basis points to revenue growth versus the prior guidance of approximately 100 basis points.

The company expects fiscal year 2021 adjusted diluted EPS to be between $12.75 and $12.85 compared to its prior guidance range of between $12.40 and $12.60. The current adjusted EPS guidance range represents growth of approximately 25% to 26% over fiscal 2020 adjusted diluted EPS of $10.20, and includes a contribution of approximately 100 basis points from foreign currency compared to prior guidance of about 50 basis points. On a currency-neutral basis, adjusted diluted EPS are expected to grow 24% to 25%.

Adjusted diluted EPS for fiscal 2021 excludes potential charges or gains that may be recorded during the fiscal year, such as, among other things, the non-cash amortization of intangible assets, acquisition-related charges, and certain tax matters. BD does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to the comparable GAAP measure because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of BD's financial performance.

Conference Call and Presentation Materials
A conference call regarding BD’s first quarter results will be broadcast live on BD’s website, www.bd.com/investors at 8:00 a.m. (ET) Thursday, Feb. 4, 2021. The accompanying slides will be available on BD's website, www.bd.com/investors at 6:00 a.m. (ET). The conference call will be available for replay on BD’s website, www.bd.com/investors, or at 1-855-859-2056 (domestic) and 1-404-537-3406 (international) through the close of business on Thursday, Feb. 11, 2021, confirmation number 6993448.

Non-GAAP Financial Measures/Financial Tables

This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Current and prior-year adjusted diluted earnings per share results exclude, among other things, the impact of purchase accounting adjustments (including the non-cash amortization of acquisition-related intangible assets); integration, restructuring and transaction costs; transactional and product related impacts; and the loss on debt extinguishment. We also provide these measures, as well as revenues, on a currency-neutral basis after eliminating the effect of foreign currency translation, where applicable. We calculate foreign currency-neutral percentages by converting our current-period local currency financial results using the prior period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. Reconciliations of these amounts to the most directly comparable GAAP measures are included in the tables at the end of this release.

About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 70,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/ and Twitter @BDandCo.

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This press release, including the section entitled "Fiscal 2021 Outlook for Full Year", contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD's future prospects and performance, including future revenues for the fiscal first quarter and fiscal year 2021. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially. These factors include, but are not limited to risks relating to the COVID-19 pandemic on our business (including decreases in the demand for our products, any disruptions to our operations and our supply chain and uncertainty regarding the level of demand and pricing for our COVID-19 diagnostics testing); product efficacy or safety concerns resulting in product recalls or actions being taken with respect to our products; new or changing laws and regulations impacting our business (including the imposition of tariffs or changes in laws impacting international trade) or changes in enforcement practices with respect to such laws; fluctuations in costs and availability of raw materials and in BD's ability to maintain favorable supplier arrangements and relationships; legislative or regulatory changes to the U.S. or foreign healthcare systems, potential cuts in governmental healthcare spending (including China's volume-based procurement tender process), or governmental or private measures to contain healthcare costs, including changes in pricing and reimbursement policies, each of which could result in reduced demand for our products or downward pricing pressure; changes in interest or foreign currency exchange rates; adverse changes in regional, national or foreign economic conditions, particularly in emerging markets, including any impact on our ability to access credit markets and finance our operations, the demand for our products and services, or our suppliers' ability to provide products needed for our operations; the adverse impact of cyber-attacks on our information systems or products; competitive factors including technological advances and new products introduced by competitors; interruptions in our supply chain, manufacturing or sterilization processes; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; adverse changes in geopolitical conditions; increases in energy costs and their effect on, among other things, the cost of producing BD's products; the remediation of our infusion pump business (including the timely submission of our 510(k) submission related to Alaris); our ability to successfully integrate any businesses we acquire; uncertainties of litigation and/or investigations and/or subpoenas (as described in BD's filings with the Securities and Exchange Commission); and issuance of new or revised accounting standards, as well as other factors discussed in BD's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY
CONSOLIDATED INCOME STATEMENTS
(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended December 31,
	2020	2019	% Change
REVENUES	$5,315	$4,225	25.8

Cost of products sold	2,583	2,247	15.0
Selling and administrative expense	1,149	1,121	2.5
Research and development expense	291	270	7.7
Acquisitions and other restructurings	50	86	(41.4)
TOTAL OPERATING COSTS AND EXPENSES	4,074	3,724	9.4
OPERATING INCOME	1,241	501	147.6

Interest expense	(118)	(136)	(12.7)
Interest income	2	1	67.7
Other income, net	32	27	19.1
INCOME BEFORE INCOME TAXES	1,157	394	193.6
Income tax provision	154	117	31.9
NET INCOME	1,003	278	261.6
Preferred stock dividends	(23)	(38)	(40.6)
NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$981	$240	309.3

EARNINGS PER SHARE
Basic Earnings per Share	$3.38	$0.88	284.1
Diluted Earnings per Share	$3.35	$0.87	285.1

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	290,590	271,102
Diluted	293,112	274,952

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in millions)

	December 31, 2020	September 30, 2020
	(Unaudited)
ASSETS
Cash and equivalents	$3,248	$2,825
Restricted cash	199	92
Short-term investments	17	20
Trade receivables, net	2,370	2,398
Inventories	2,814	2,743
Prepaid expenses and other	889	891
TOTAL CURRENT ASSETS	9,537	8,969
Property, plant and equipment, net	6,096	5,923
Goodwill and other intangibles, net	37,315	37,433
Other Assets	1,801	1,687
TOTAL ASSETS	$54,748	$54,012
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt	$1,737	$707
Other current liabilities	5,284	5,129
Long-term debt	16,082	17,224
Long-term employee benefit obligations	1,434	1,435
Deferred income taxes and other liabilities	5,549	5,753
Shareholders’ equity	24,663	23,765
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$54,748	$54,012

BECTON DICKINSON AND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in millions)

	Three Months Ended December 31,
	2020	2019
	(Unaudited)
OPERATING ACTIVITIES
Net income	$1,003	$278
Depreciation and amortization	555	530
Change in operating assets and liabilities and other, net	(25)	(94)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,533	713
INVESTING ACTIVITIES
Capital expenditures	(246)	(173)
Acquisitions of businesses, net of cash acquired	(67)	—
Other, net	(116)	(114)
NET CASH USED FOR INVESTING ACTIVITIES	(430)	(287)
FINANCING ACTIVITIES
Change in credit facility borrowings	—	210
Payments of debt and term loans	(267)	(303)
Dividends paid	(264)	(252)
Other, net	(61)	(68)
NET CASH USED FOR FINANCING ACTIVITIES	(592)	(413)
Effect of exchange rate changes on cash and equivalents and restricted cash	18	6
NET INCREASE IN CASH AND EQUIVALENTS AND RESTRICTED CASH	530	18
OPENING CASH AND EQUIVALENTS AND RESTRICTED CASH	2,917	590
CLOSING CASH AND EQUIVALENTS AND RESTRICTED CASH	$3,447	$609

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - UNITED STATES
Three Months Ended December 31,
(Unaudited; Amounts in millions)

	A	B	C=(A-B)/B
	2020	2019	% Change
BD MEDICAL
Medication Delivery Solutions	$568	$520	9.3
Medication Management Solutions	477	462	3.2
Diabetes Care	150	139	7.6
Pharmaceutical Systems	79	84	(5.3)
TOTAL	$1,274	$1,204	5.8

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$1,014	$386	162.8
Biosciences	120	152	(21.2)
TOTAL	$1,134	$538	110.8

BD INTERVENTIONAL
Surgery	$262	$256	2.1
Peripheral Intervention	232	225	3.2
Urology and Critical Care	228	206	10.5
TOTAL	$722	$688	5.0

TOTAL UNITED STATES	$3,130	$2,430	28.8

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - INTERNATIONAL
Three Months Ended December 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2020	2019	FX Impact	Reported	FXN
BD MEDICAL
Medication Delivery Solutions	$440	$428	$7	2.7	1.1
Medication Management Solutions	152	113	6	35.1	29.6
Diabetes Care	136	129	2	4.8	3.0
Pharmaceutical Systems	260	215	12	20.9	15.3
TOTAL	$988	$886	$27	11.5	8.5

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$653	$414	$19	57.7	53.1
Biosciences	192	171	6	12.3	9.1
TOTAL	$845	$585	$24	44.4	40.3

BD INTERVENTIONAL
Surgery	$70	$70	$2	1.1	(1.9)
Peripheral Intervention	193	170	7	13.6	9.4
Urology and Critical Care	89	85	3	5.5	2.1
TOTAL	$353	$325	$12	8.8	5.1

TOTAL INTERNATIONAL	$2,186	$1,795	$64	21.8	18.2

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL REVENUE INFORMATION
REVENUES BY BUSINESS SEGMENTS AND UNITS - TOTAL
Three Months Ended December 31, (continued)
(Unaudited; Amounts in millions)

				D=(A-B)/B	E=(A-B-C)/B
	A	B	C	% Change
	2020	2019	FX Impact	Reported	FXN
BD MEDICAL
Medication Delivery Solutions	$1,008	$948	$7	6.3	5.6
Medication Management Solutions	630	575	6	9.5	8.4
Diabetes Care	285	268	2	6.2	5.4
Pharmaceutical Systems	339	299	12	13.5	9.5
TOTAL	$2,261	$2,090	$27	8.2	6.9

BD LIFE SCIENCES
Integrated Diagnostic Solutions	$1,667	$800	$19	108.4	106.0
Biosciences	312	323	6	(3.5)	(5.2)
TOTAL	$1,979	$1,123	$24	76.2	74.1

BD INTERVENTIONAL
Surgery	$332	$326	$2	1.9	1.3
Peripheral Intervention	426	395	7	7.7	5.9
Urology and Critical Care	317	291	3	9.0	8.0
TOTAL	$1,075	$1,012	$12	6.2	5.0

TOTAL REVENUES	$5,315	$4,225	$64	25.8	24.3

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
RECONCILIATION OF REPORTED DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited)

	Three Months Ended December 31,
	2020	2019	Growth	Foreign Currency Translation	Foreign Currency Neutral Growth	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$3.35	$0.87	$2.48	$(0.05)	$2.53	285.1%	290.8%
Purchase accounting adjustments ($353 million and $348 million pre-tax, respectively) (1)	1.20	1.27		—
Integration costs ($33 million and $62 million pre-tax, respectively) (2)	0.11	0.23		—
Restructuring costs ($17 million and $23 million pre-tax, respectively) (2)	0.06	0.08		—
Transaction gain/loss, product and other litigation-related matters ($(5) million and $59 million pre-tax, respectively) (3)	(0.02)	0.22		—
European regulatory initiative-related costs ($26 million and $17 million pre-tax, respectively) (4)	0.09	0.06		—
Impacts of debt extinguishment ($11 million pre-tax)	0.04	—		—
Dilutive Impact (5)	(0.02)	—		—
Income tax benefit of special items ($(79) million and $(22) million, respectively)	(0.27)	(0.08)		—
Adjusted Diluted Earnings per Share	$4.55	$2.65	$1.90	$(0.05)	$1.95	71.7%	73.6%
(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.
(2)Represents integration and restructuring costs associated with acquisitions.
(3)The prior-period amount represents a charge recorded to Cost of products sold related to the estimate of probable future product remediation costs.
(4)Represents costs required to develop processes and systems to comply with regulations such as the European Union Medical Device Regulation ("EUMDR") and General Data Protection Regulation ("GDPR").
(5)Represents the dilutive impact of convertible preferred shares outstanding which were excluded from the reported diluted earnings per share calculation because these share equivalents would have been antidilutive. The adjusted diluted average shares outstanding (in thousands) were 299,107.

BECTON DICKINSON AND COMPANY
SUPPLEMENTAL INFORMATION
FY 2021 OUTLOOK RECONCILIATION

	FY2020	FY2021 Outlook
	Revenues	% Change	FX Impact	% Change FXN
BDX Revenues ($ in millions)	$17,117	+12% to +14%	~+2.0%	+10% to +12%

		FY2021 Outlook
	Full Year FY2020	Full Year FY2021 Outlook	% Change
Reported Diluted Earnings per Share	$2.71
Purchase accounting adjustments ($1.356 billion pre-tax) (1)	4.80
Restructuring costs ($95 million pre-tax) (2)	0.33
Integration costs ($214 million pre-tax) (2)	0.76
Transaction gain/loss and product-related matters ($631 million pre-tax) (3)	2.24
European regulatory initiative-related costs ($106 million pre-tax) (4)	0.38
Investment gains/losses and asset impairments ($100 million pre-tax) (5)	0.35
Impacts of debt extinguishment ($8 million pre-tax)	0.03
Income tax benefit of special items ($(395) million)	(1.40)
Adjusted Diluted Earnings per Share	$10.20	$12.75 to $12.85	+25.0% to +26.0%

Estimated FX Impact			~+1.0%

Adjusted FXN Growth			+24.0% to +25.0%

(1)Includes amortization and other adjustments related to the purchase accounting for acquisitions impacting identified intangible assets and valuation of fixed assets and debt.
(2)Represents restructuring and integration costs associated with acquisitions.
(3)Includes amounts recorded to Other operating (income) expense, net to record product liability reserves, including related legal defense costs, of $378 million. Also includes a $244 million charge recorded to Cost of products sold related to the estimate of probable future product remediation costs.
(4)Represents costs required to develop processes and systems to comply with regulations such as the EUMDR and GDPR.
(5)Includes charges recorded in Cost of products sold and Research and development expense to write down the carrying values of certain assets.